H The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Basket: The notes are linked to an equally weighted basket consisting of the following: • 25.00% of the S&P 500 ® Index ; • 25.00% of the EURO STOXX 50 ® Index; • 25.00% of the Russell 2000 ® Index (each of the S&P 500 ® Index, the EURO STOXX 50 ® Index and the Russell 2000 ® Index, an “Index” and collectively, the “Indices”) ; and • 25.00% of the iShares ® MSCI Emerging Markets ETF (the “Fund”) ( each of the Indices and the Fund, an “Underlying” and collectively, the “ Underlyings ”). Pricing Date: November 30, 2018 Observation Date: November 27, 2023 Maturity Date: November 30, 2023 Participation Rate: At least 110.00%* Additional Amount: $1,000 î Basket Return î Participation Rate Payment At Maturity: If the Final Basket Value is greater than the Initial Basket Value, at maturity, you will receive a cash payment , for each $1,000 principal amount note, of $1,000 plus the Additional Amount. If the Final Basket Value is equal to or less than the Initial Basket Value, your payment at maturity will be calculated as follows: $ 1,000 + ($1,000 î Basket Return) In no event, however, will the payment at maturity be less than $950.00 per $1,000 principal amount note . If the Final Basket Value is less than the Initial Basket Value, you will lose up to 5.00% of your principal amount at maturity. You are entitled to repayment of at least $950.00 per $1,000 principal amount note at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co. CUSIP: 48130UZ65 Preliminary Pricing Supplement: http ://sp.jpmorgan.com/document/cusip/48130UZ65 / doctype/Product_Termsheet/document.pdf For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes , p lease see the hyperlink above. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes . * The actual Participation Rate will be provided in the pricing supplement and will not be less than 110.00 % J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Hypothetical Total Returns** Final Basket Value Basket Return Total Return on the Notes 165.00 65.00% 71.50% 140.00 40.00% 44.00% 120.00 20.00% 22.00% 110.00 10.00% 11.00% 105.00 5.00% 5.50% 101.00 1.00% 1.10% 100.00 0.00% 0.00% 99.00 - 1.00% - 1.00% 97.50 - 2.50% - 2.50% 95.00 - 5.00% - 5.00% 90.00 - 10.00% - 5.00% 80.00 - 20.00% - 5.00% 60.00 - 40.00% - 5.00% 40.00 - 60.00% - 5.00% 20.00 - 80.00% - 5.00% 0.00 - 100.00% - 5.00% 5 yr Equally Weighted Basket (SPX/ SX5E / RTY / EEM ) Notes North America Structured Investments **Reflects Participation Rate equal to the minimum Participation Rate set forth herein, for illustrative purposes. The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower .

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • The notes may not pay more than 95.00% of the principal amount at maturity. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • The notes are subject to the risks of correlation (or lack of correlation) of the Underlyings . • No interest payments, dividend payments or voting rights. • JPMorgan Chase & Co. is currently one of the companies that makes up the S&P 500 ® Index. • The notes are subject to the risks associated with non - U.S. securities with respect to the EURO STOXX 50 ® Index and the Fund. • The notes do not provide direct exposure to fluctuations in foreign exchange rates with respect to the EURO STOXX 50 ® Index. • An investment in the nots is subject to risks associated with small capitalization stocks with respect to the Russell 2000 ® Index. • The Fund is subject to management risk. • The performance and market value of the Fund, particularly during periods of market volatility, may not correlate with the performance of the Fund’s underlying index as well as the net asset value per share. • The notes are subject to emerging markets risk with respect the Fund. • The notes are subject to currency exchange risk with respect to the Fund. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. Selected Risks (continued) • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • The tax consequences of the notes may be uncertain. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offeri ngs to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPM organ Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC we b site at www.sec.gov. Alternatively, JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in th e this offering will arrange to send you the prospectus and each prospectus supplement, underlying supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll - free 1 - 866 - 535 - 9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to the se matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333 - 222672 and 333 - 222672 - 01 North America Structured Investments 5yr Equally Weighted Basket ( SPX/ SX5E / RTY / EEM ) Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and underlying sup plement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.